INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HLM Design Inc. on Form S-8 of our report dated July 6, 1998 related to HLM Design Inc. for the period from inception March 6, 1997 (inception) to April 25, 1997 and the year ended May 1, 1998, and of our report dated October 31, 1997 related to Hansen Lind Meyer Inc. for the two years in the period ended April 25, 1997, appearing in the Annual Report on Form 10-K of HLM Design Inc. for the year ended May 1, 1998.

Also, we consent to the incorporation by reference in this Registration Statement of HLM Design Inc. on Form S-8 of our report dated September 25, 1998 related to JPJ Architects, Inc. for each of the three years in the period ended April 30, 1998, appearing in the Form 8-K/A of HLM Design Inc. dated October 30, 1998.

/s/ Deloitte & Touche LLP
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Charlotte, North Carolina
March 25, 1999